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                                                                      EXHIBIT 4D


                          PURCHASE PAYMENT ACCUMULATION
                       OPTIONAL DEATH BENEFIT ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Contract to which it is attached.

This Endorsement modifies the AMOUNT OF DEATH BENEFIT under the DEATH OF OWNER BEFORE THE ANNUITY DATE in the Contract.

PURCHASE PAYMENT ACCUMULATION OPTIONAL DEATH BENEFIT CHARGE On an annualized basis, this charge equals [0.20%] of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Contract is allocated. We deduct this charge daily. This charge is in addition to the charges in Your Contract.

PURCHASE PAYMENT ACCUMULATION OPTIONAL DEATH BENEFIT As of the date We receive Your Due Proof of Death, the Death Benefit will be the greatest of:

(a)  The Contract Value; or

(b) Purchase Payment(s) reduced for any partial withdrawals (and any charges applicable to such withdrawals), in the same proportion that the Contract Value was reduced on the date of such withdrawal, compounded at [4%] interest to date of death, plus any Purchase Payment(s) recorded after the date of death; and reduced for any partial withdrawals (and any charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal recorded after the date of Death; or

(c) The Contract Value at the seventh Contract anniversary, plus any subsequent Purchase Payments, reduced for any subsequent withdrawals (and any charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal, compounded until the date of death at [4%] interest, plus any Purchase Payments recorded after the date of death; and reduced for any withdrawals (and any charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal recorded after date of death.

If the Owner was age 70 or older on the Contract Date, both (b) and (c) above will be compounded at 3%, rather than 4%. If the death benefit is paid on the death of an Owner who was not originally named in the application and was age 70 or older on the Contract Date, both (b) and (c) above will be compounded at 3%, rather than 4%.

Once elected, this Purchase Payment Accumulation Optional Death Benefit cannot be changed or terminated.

Signed for the Company to be effective on the Contract Date.



ANCHOR NATIONAL LIFE INSURANCE COMPANY




      /s/ CHRISTINE A. NIXON                     /s/ JAY S. WINTROB
    ----------------------------              -----------------------------
        Christine A. Nixon                           Jay S. Wintrob
            Secretary                                   President